As filed with the Securities and Exchange Commission on April 10, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NUO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-3011702
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8285 El Rio Street, Suite 190

Houston, TX 77054

(Address of Principal Executive Offices, Zip Code)

Nuo Therapeutics, Inc. 2016 Omnibus Incentive Compensation Plan

(Full title of the plan)

David E. Jorden

Chief Executive and Financial Officer

Nuo Therapeutics, Inc.

8285 El Rio Street, Suite 190

Houston, TX 77054

(346) 396-4770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David T. Mittelman

Lucendo LLP

505 Montgomery Street, 11th Floor

San Francisco, CA 94111

(415) 854-0453

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Item 1 and Item 2 of Part I of Form S-8 will be sent or given by Nuo Therapeutics, Inc. (the “Registrant”) to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on April 1, 2025; and

(b) the description of the Registrant’s common stock, $0.0001 par value per share, contained in the Registrant’s Registration Statement on Form 8-A filed on May 10, 2016.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the DGCL. In addition, the Registrant’s amended and restated certificate of incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL and that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Registrant entered into indemnification agreements with its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise. The Registrant also has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The Registrant believes that these provisions and agreements are necessary to attract and retain qualified persons as its directors and officers.

The above discussion is not intended to be exhaustive and is qualified in its entirety by the Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, copies of which are included as exhibits to this Registration Statement, and the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1

Second Amended and Restated Certificate of Incorporation of Nuo Therapeutics, Inc. (filed on May 10, 2016 as Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A and incorporated by reference herein)

4.2

Certificate of Designation of Series A Preferred Stock of Nuo Therapeutics, Inc. (filed on May 10, 2016 as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K and incorporated by reference herein)

4.3

Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Nuo Therapeutics, Inc. (filed on September 5, 2018 as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K and incorporated by reference herein)

4.4	Amended and Restated By-Laws of Nuo Therapeutics, Inc. (filed on May 10, 2016 as Exhibit 3.2 to the Registrant’s Registration Statement on Form 8-A and incorporated by reference herein)
5.1	Opinion of Lucendo LLP*
23.1	Consent of MaloneBailey LLP, independent registered public accounting firm*
23.2	Consent of Marcum LLP, independent registered public accounting firm*
23.3	Consent of Lucendo LLP (included in Exhibit 5.1)*
99.1	2016 Omnibus Incentive Compensation Plan, as amended and restated (filed on April 15, 2022 as Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K and incorporated by reference herein)
99.2

Form of Option Award under the 2016 Omnibus Incentive Compensation Plan, as amended and restated (filed on April 17, 2023 as Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K and incorporated by reference herein)

107	Filing Fee Table*

* Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on this 10th day of April 2025.

NUO THERAPEUTICS, INC.

By:	/s/ David E. Jorden
Name:	David E. Jorden
Title:	Chief Executive and Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. Jorden and Peter A. Clausen, jointly and severally, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David E. Jorden David E. Jorden	Chief Executive and Financial Officer and Director (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)	April 10, 2025

/s/ Paul D. Mintz Paul D. Mintz	Director	April 10, 2025

/s/ Scott M. Pittman Scott M. Pittman	Director	April 10, 2025

/s/ C. Eric Winzer C. Eric Winzer	Director	April 10, 2025